EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 22nd day of February 2008, by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (the “Company”), and Richard M. Ubinger (the “Executive”).

WITNESSETH:

In consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive agree as follows:

Article 1. - Employment

1.1. Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, for the period stated in Article 2 hereof (the “Term of Employment”) and upon the other terms and conditions herein provided.

1.2. Position and Responsibilities. The Company employs Executive, and Executive agrees to serve as Vice President of Finance, Chief Financial Officer and Treasurer of the Company and to accept such other responsibilities as may be assigned to Executive by the Company from time to time during the Term of Employment.

1.3. Duties. During the Term of Employment, Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

Article 2. - Term

The initial term (the “Initial Term”) of this Agreement shall commence on the date hereof and expire on December 31, 2010, unless this Agreement shall have been sooner terminated as hereinafter set forth or extended as described in the next sentence. On November 1, 2008, and on the first day of each month thereafter (each, an “Extension Date”), the term of this Agreement shall be extended for one additional month unless one party delivers written notice to the other before the next succeeding Extension Date of its intention not to renew the term. If a notice of intention not to renew the term is delivered, this Agreement shall terminate on the date that is the last day of the month fifteen (15) months after the month in which such notice is delivered. The intention of this extension language is to provide for a term of this Agreement which is, after November 1, 2008, not less than fourteen (14) months or more than fifteen (15) months, unless sooner terminated as hereinafter set forth.

Article 3. - Compensation

3.1. Salary. As compensation to the Executive for the performance of services hereunder, the Company shall pay to the Executive a base annual salary (the “Salary”) of $171,000.00. Installments of the Salary shall be paid to the Executive in accordance with the standard procedure of the Company, which at the present time is once every two weeks. During the period of this Agreement, Executive’s salary shall be reviewed at least annually and may be

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increased if the Board of Directors of the Company (the “Board”) acting after approval of the Compensation Committee (the “Compensation Committee”), determines that an increase is appropriate on the basis of the types of factors it generally takes into account in increasing the salaries of employees similarly situated in the Company.

3.2. Reimbursement of Expenses. The Company will reimburse the Executive for those customary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company. Except as provided in this Agreement, such expenses will be reimbursed only on presentation by the Executive of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executives.

3.3. Participation in Plans. The Executive shall be entitled to participate in any life, medical, dental, health, hospitalization, travel, accident and/or disability insurance plans and in any sick leave and/or salary continuation plan, vacation (which shall not be less than three (3) weeks per year), holiday pay, retirement or employee benefit plan or program generally offered by the Company to its salaried employees. In addition, Executive shall be entitled to participate in the variable incentive compensation plan and the Company shall pay the membership dues for Executive at South Point Golf Club. Charges related to the use of the Club shall be the responsibility of the Executive.

Article 4. - Termination of Employment

4.1. Definitions. For the purposes hereof:

(a) “Disability” shall be deemed to have occurred when the Executive is eligible, due to a health condition, to collect benefits under the Company’s short term disability plan and has been determined by the Board of Directors to be unable to perform substantially the duties associated with the Executives position for a period of three months.

(b) “Cause” shall mean any of the following: (i) Executive’s personal dishonesty or willful misconduct; (ii) Executive’s willful violation of any law or material rule or regulation, provided that such violation is demonstrably injurious to the assets, operations or business prospects of the Company; (iii) the conversion or embezzlement for the personal benefit of the Executive of corporate funds or property or a material business opportunity of the Company; (iv) the misuse by the Executive for his personal benefit of any trade secrets or other information of the Company in violation of the provisions of Article 7 of this Agreement; or (v) Executive’s material breach of any other provision of this Agreement which is not cured within thirty (30) days of receipt of notice of such breach from Company.

(c) “Good Reason” shall, absent the Executive’s consent to such action, mean the occurrence of any one of the following: (i) following a Change of Control, the removal of the Executive as Vice President of Finance, Chief Financial Officer and Treasurer of the Company (by reason other than death, Disability or Cause); (ii) any breach by the Company of a material obligation under this Agreement; (iii) a substantial and material alteration in the nature or status of Executive’s duties and responsibilities that renders the Executive’s position to be of substantially less responsibility or scope; (iv) a material reduction by the Company in the Executive’s Salary,

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except for proportional across-the-board salary reductions similarly affecting all senior executives of the Company; or (v) any material reduction by the Company of the benefits, taken as a whole, enjoyed by the Executive on the date of this Agreement under any savings, life insurance, medical, health and accident, disability or other employee welfare benefit plans or programs, including vacation programs, provided that this paragraph (v) shall not apply to any proportional across the board reduction or action similarly affecting all senior executives of the Company.

Notwithstanding the foregoing, no event of “Good Reason” shall be deemed to have occurred unless Executive provides to the Chairman of the Compensation Committee of the Board of Directors of the Company written notice of the facts and circumstances which Executive believes constitutes Good Reason under this Section 4.1(c) within 30 days of such initial occurrence and such facts and circumstances are not corrected or otherwise cured by the Company within thirty (30) days of receipt thereof. Termination by Executive for Good Reason must occur within 90 days of the initial occurrence of the Good Reason event.

For purposes of this Agreement, a Change of Control shall be deemed to have occurred on the earlier of (x) if, in any transaction or series of related transactions consummated in a ninety day period, more than fifty percent (50%) of the then outstanding voting common stock of the Company is sold to a person or group; (y) a merger or consolidation of the Company and another entity in which the Company is not the surviving corporation or in which more than fifty percent (50%) of the equity ownership of the Company changes, or (z) the sale of 50% or more of all of the assets of the Company.

(d) “Notice of Termination” shall mean written notice which shall indicate the specific termination or resignation provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination or resignation under the provision so indicated and the Company shall submit to the Executive a certified statement signed by the Chairman of the Compensation Committee of the Board of Directors of the Company approving such termination in the case of a Termination by the Company for Cause or Without Cause.

(e) “Date of Termination” shall mean the date specified in the Notice of Termination as the effective date the Executive’s employment is terminated for any reason or the Executive’s effective date of resignation, which ever is earlier.

Article 5. - Compensation Upon Termination

5.1. Death. If the Executive’s employment hereunder terminates by reason of his death, his beneficiaries shall be entitled to receive from the Company such amounts as are then provided pursuant to plans, programs or arrangements currently in effect or as approved from time to time by the Board of Directors.

5.2. Disability. If the Executive’s employment hereunder terminates by reason of his Disability, the Executive shall be entitled to receive such amounts as are then provided pursuant to Company’s then existing disability plans, programs or arrangements. Notwithstanding any provisions herein to the contrary, the Executive shall be entitled to receive all benefits to which the Executive is entitled as a terminated employee under the terms of any of the Company’s qualified

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employee benefit plans and any other plan, program or arrangement relating to retirement or other benefits including, without limitation, any employee stock ownership plan or any plan now in effect or which is established (with approval of the Board of Directors) as a supplement to any of the aforenamed plans, except as otherwise provided in such plans as a result of the Executive’s termination of employment.

5.3. Cause. If the Executive’s employment hereunder is terminated by the Company for Cause, the Company shall pay to the Executive his full base Salary through the Date of Termination but at a rate no greater than that in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

5.4. By the Company Without Cause or by the Executive by Resignation for Good Reason. If the Executive’s employment hereunder is terminated by the Company without Cause or is terminated by the Executive pursuant to his resignation for Good Reason, then the Executive shall be entitled to the benefits provided below, which shall constitute complete satisfaction of the obligations of the Company to the Executive under this Agreement:

(a) The Company shall pay the Executive his full base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

(b) Subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive, his full base salary at the rate in effect at the time Notice of Termination is given, paid on the Company’s regular pay date schedule for a period of fifteen months. Such payment shall be less applicable taxes and mandatory deductions. The Company and Executive agree that this section (5.4 (b)) of this Agreement may, at the request of either party hereto, be modified to prevent the Executive from incurring any liability for tax payments prior to the time when the payments are made. Any such mutually agreed written modification signed by the parties hereto, will not reduce the amount of severance due Executive or extend the payment schedule.

(c) The Company will provide health care benefits under the group policies covering the other corporate employees covering Medical, Dental, Vision and Prescription Drugs, subject to any changes made to the group policies, as provided prior to the Date of Termination for the Executive and eligible dependents, that were covered prior to any Date of Termination, for a period of fifteen (15) months at no cost to the Executive. This period will not reduce the eligible COBRA period.

(d) The Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, or otherwise.

(e) Notwithstanding any provisions herein to the contrary, the Executive shall be entitled to receive all benefits to which the Executive is entitled as a terminated employee under the terms of any of the Company’s qualified employee benefit plans and any other plan, program or arrangement relating to retirement or other benefits including, without limitation, any employee stock ownership plan or any plan now in effect or which is established (with approval of the Board of Directors) as a supplement to any of the aforenamed plans, except as otherwise provided in such plans as a result of the Executive’s termination of employment.

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Article 6. - Duties of Executive After

Termination of Employment

Following any termination of Executive’s employment and for a period of ninety (90) days thereafter, the Executive shall fully cooperate with the Company in all matters relating to the winding up and orderly transfer of the Executive’s work on behalf of the Company. Not later than the effective date of any termination of the employment, the Executive will immediately deliver to the Company any and all of the Company’s property of any kind or nature whatsoever in the Executive’s possession, custody or control, including, without limitation any and all Confidential Information as that term is defined in Section 7 of this Agreement.

Article 7. - Confidential Information; Invention Assignment

7.1. Confidential Relationship. Executive understands and agrees that all company manuals, company policies, marketing plans and surveys, product designs, schematics, specifications and product location and installation data, formulae, processes, methods, machines, compositions, customer information, ideas, inventions, financial information and plans of the Company and all records, correspondence, files, customer lists, data and other information pertaining to or concerning the Company, its principals, vendors and customers (collectively the “Confidential Information”) contain valuable confidential information that is owned by the Company, and, therefore, that during the period of employment hereunder and at all times thereafter, Executive shall not utilize such Confidential Information for his own benefit or for the benefit of any person or entity other than the Company, nor shall he divulge or communicate any such Confidential Information to any person or entity without the express authorization of the Company. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Executive. The Executive agrees that, on the termination of his employment, he will immediately surrender to the Company any and all Confidential Information in his possession pertaining to the Company and its business.

7.2. Assignment of Rights. All inventions, discoveries, designs, developments, technology, computer programs, writings and reports that are made or conceived of by the Executive in the course of his employment with the Company, whether or not patentable or copyrightable, shall become and remain the sole property of the Company without additional compensation to Executive. The Executive recognizes that all such works shall be considered works-for-hire and hereby transfers and assigns any right, title, copyright and interest that Executive acquires in such works to the Company and will, from time to time, give the Company all reasonable assistance, execute all papers and do all things that may reasonably be required to protect and preserve the rights of the Company in such works.

7.3. No Breach of Other Obligations. The Executive represents that, in the course of performing services for the Company, he will not breach any agreement he may have with others with respect to confidential information, and will not bring to the Company or use in any way any materials or documents obtained from others under an agreement of confidentiality.

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Article 8. - Source of Payments

All payments provided for under this Agreement shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No trust or fiduciary relationship with respect to payments shall be deemed created hereby and, to the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the rights of a general creditor of the Company.

Article 9. - Miscellaneous

9.1. Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

9.2. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Chairman of the Compensation Committee

of the Board of Directors

c/o Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

To the Executive:

Richard M. Ubinger

102 Pin Oak Court

Venetia, PA 15367

Any such notice or communication shall be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

9.3. Assignment; Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs and personal representatives of the Executive and the successors and assigns of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

9.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended or any provision hereof waived at any time only by written agreement of the parties hereto.

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9.5. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions of such laws.

9.6. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision that is not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

9.7. Headings. The Article and Section headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the day and year first written above.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Dennis M. Oates
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Richard M. Ubinger
Richard M. Ubinger

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